UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2010

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on March 3, 2010, YRC Worldwide Inc. (the “Company”) received a letter from The NASDAQ Stock Market (“NASDAQ”) stating that, based on the closing bid price of the Company’s common stock for the last 30 consecutive business days, a deficiency exists with regard to NASDAQ Listing Rule 5450(a)(1), which requires a minimum bid price of $1.00 per share. Pursuant to the NASDAQ Listing Rules, the Company had a grace period of 180 calendar days from March 3, 2010, or until August 30, 2010, to regain compliance with the $1.00 minimum bid price requirement. In order to regain compliance, the closing price of the Company’s common stock must be $1.00 or greater for a minimum of 10 consecutive business days.

On August 31, 2010, the Company received notification (the “Delisting Notification”) from NASDAQ that it had not regained compliance with the minimum $1.00 per share bid price requirement for continued inclusion on the NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1), and that unless the Company requested an appeal of NASDAQ’s determination, trading in the Company’s common stock (the “Common Stock”) would be suspended, and the Common Stock would be removed from listing and registration on The NASDAQ Stock Market.

The Company has requested a hearing with a Hearings Panel (the “Panel”) to appeal the proposed de-listing, which stays the suspension of trading in, and delisting of, the Common Stock pending the Panel’s decision. A hearing with the Panel is scheduled for October 7, 2010 and the Panel would be expected to issue a decision within 30-45 days of the date of the hearing.

In the Company’s appeal to the Panel, it will request an additional period of time to regain compliance with the minimum bid price rule. There is no assurance that the Panel will grant the Company any additional time to regain compliance with the minimum bid price rule. The Company plans to implement a reverse stock split, if necessary, to regain compliance with the minimum bid price rule prior to the Common Stock being removed from listing and registration on The NASDAQ Stock Market. The Company’s board of directors continues to evaluate the timing and ratio of a reverse stock split in connection with the hearing process described above and has the authority to implement the reverse stock split at any time. On February 17, 2010, the Company’s stockholders at a special meeting approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio that will be determined by the Company’s board of directors and that will be within a range of one-to-five to one-to-25.

Item 8.01	Other Events.

As previously disclosed, the number of shares of Common Stock that may be issued in respect of the Company’s 6% Convertible Senior Notes due 2014 (the “Notes”) is, among other things, subject to the limitations set forth in Section 10.16 of that certain indenture, dated as of February 23, 2010, among the Company, as issuer, its subsidiaries party thereto from time to time, as guarantors, and U.S. Bank National Association, as trustee (as amended and supplemented, the “Indenture”).

As of the date of this report, 59,000,000 shares of Common Stock have been issued upon conversion of the Notes and 5,280,704 shares of Common Stock have been issued in respect of Restricted Interest (as such term is defined in paragraph one of the Notes). As of the date of this report, $69,410,000 in aggregate principal amount of the Notes are outstanding and a maximum of 137,599,296 shares of Common Stock are issuable in respect of the Notes upon conversion, as Restricted Interest, Make Whole Premiums (as such term is defined in the Indenture) or otherwise under the Notes or the Indenture. Such limitation on the number of shares of Common Stock issuable in respect of the Notes applies on a pro rata basis to all outstanding Notes, which in effect limits the number of shares issuable in respect of the Notes to approximately 1,982.4131 shares per $1,000 in principal amount of the Notes, or an effective conversion price of approximately $0.50 per share.

The Company is required to issue shares of Common Stock in respect of future Restricted Interest while the lenders under the Company’s credit agreement continue to defer interest and fees under the credit agreement. Any shares of Common Stock issued in respect of future Restricted Interest will reduce the aggregate number of shares of Common Stock available for issuance in respect of the Notes and reduces the number of shares of Common Stock issuable per $1,000 in principal amount of the Notes upon conversion.

Forward Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “plans,” “will,” “expected” and similar expressions are intended to identify forward-looking statements. The Company’s expectations regarding the hearing process and its timing are only its expectations regarding these matters.

The Company’s expectations regarding its ability to satisfy NASDAQ listing requirements for minimum bid price of the Company’s common stock are only its expectations regarding this matter. The closing bid price of the Company’s common stock depends on many factors, including without limitation, actual or expected fluctuations in the Company’s operating results, changes in general economic condition or conditions in the Company’s industry generally, changes in conditions in the financial markets, the effect of any issuance of additional shares of the Company’s common stock and whether the Company’s board of directors effects a reverse stock split and the timing of, and the reverse stock split ratio for, any reverse stock split approved by the Company’s board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: September 7, 2010	By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

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